(Filed on Behalf of PECO Energy Company)


                       RETIREMENT AND SEPARATION AGREEMENT

                  THIS RETIREMENT AND SEPARATION AGREEMENT (this "Agreement") is entered into as of May 11, 2003 between Exelon Corporation ("Exelon"), PECO Energy Company ("PECO", and, collectively with Exelon, the "Company") and Kenneth G. Lawrence (the "Executive").

                              W I T N E S S E T H:

                  WHEREAS, the Executive has transitioned from his former positions to the positions of Senior Vice President of Exelon and Chairman of PECO; and

                  WHEREAS, the Company and the Executive desire to set forth herein their mutual agreement with respect to all matters relating to the Executive's retirement, resignation and separation from the Company and its affiliates;

                  NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

                  1. Retirement; Resignation; Termination of Employment / Continued Employment Until Employment Termination Date.

                  (a) Retirement; Resignation; Termination of Employment. The Executive hereby resigns, effective as of October 31, 2003 (the "Employment Termination Date"), as Senior Vice President of Exelon, Chairman of PECO and from all other positions as an officer or director of the Company and its subsidiaries and affiliates. The Executive shall continue to be employed by PECO until (and including) the Employment Termination Date, at which time the Executive shall cease to be an employee of, or have any other position with, PECO, Exelon and their respective subsidiaries and affiliates.

                  (b) Continued Employment Until Employment Termination Date. During the period beginning on the date of this Agreement and ending on the Employment Termination Date (the "Employment Period"), the Executive shall be available to provide advice and counsel to the Company's senior executive management, assist and cooperate in good faith with the orderly transition of his duties, and perform such other services reasonably consistent with his position as may be requested by the Company. During the Employment Period, the Executive shall use his best efforts and act at all times in the best interests of the Company in performing his duties. The Executive may (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's duties, but shall not engage in other employment. The Executive's current annual base salary shall remain in effect during the Employment Period.




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

                  2. Payment of Accrued Amounts. The Company shall pay to the Executive not later than the second payroll date after the Employment Termination Date the following amounts:

                  (a) the portion of his annual salary that has accrued but is unpaid as of the Employment Termination Date;

                  (b) $214,882, representing the Executive's target annual incentive award for 2003 prorated to the Employment Termination Date; and

                  (c) an additional amount representing the Executive's accrued but unused vacation days as of the Employment Termination Date.

                  3. Severance Payments. Subject to the Executive's execution, not earlier than the Employment Termination Date and not later than twenty-one days after the Employment Termination Date, of the waiver and release attached hereto as Exhibit I and made a part hereof (the "Waiver and Release"), the Company shall pay to the Executive cash severance payments in an aggregate amount equal to $2,374,650, representing the product of three times the sum of
(i) $430,000 (the Executive's current annual base salary), plus (ii) $361,550, (the average of the annual incentive awards paid to the Executive for calendar years 2001 and 2002). Provided that the Executive has not revoked the Waiver and Release, payment shall commence no later than the second payroll date occurring in the month following the Employment Termination Date (or eight days after the date the Executive signs the Waiver and Release, if later), in regular periodic payments for a period of twenty-four months at a monthly rate equal to $65,962.50, followed by a final payment in the twenty-fifth month following the Employment Termination Date equal to $791,550. The Executive's deferral elections with respect to base salary and annual incentive awards under the Company's deferred compensation plan shall be applied to the respective portions of his severance pay representing base salary and annual incentive awards.

                  4. Tax Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive's Form W-4 on file with the Company (as such form may be modified by the Executive from time to time) and all applicable social security and Medicare taxes. The Company shall be entitled to withhold from the shares of common stock of the Company to be delivered to the Executive pursuant to Sections 6(b) and 6(c) a number of shares of common stock of the Company having a value (based upon the closing price of a share of the Company's common stock as reported on the New York Stock Exchange on the Employment Termination Date) equal to the minimum amount of all required federal, state and local withholding taxes and all applicable social security and Medicare taxes with respect to the lapse of forfeiture conditions applicable to shares of restricted stock and the vesting of performance shares.

                  5. Outplacement Assistance / Financial Counseling / Tax Preparation / Estate Planning. The Company shall reimburse the Executive for all fees incurred for services rendered to the Executive by a professional outplacement organization selected by the Executive to provide individual outplacement services during the twelve-month period following the Employment Termination Date, subject to an aggregate reimbursement limit of $30,000. In addition, during the three-year period following the Employment Termination Date, the Executive shall be entitled to reimbursement of reasonable expenses





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for personal financial counseling, income tax preparation and estate planning, consistent with Exelon's programs or policies applicable to senior executives.

                  6. Stock Awards.

                  (a) Each of the Executive's options to purchase common stock of Exelon Corporation granted pursuant to the Exelon Corporation Long Term Incentive Plan or the PECO Energy Company Long Term Incentive Plan shall (A) to the extent exercisable on the Employment Termination Date, remain exercisable until the expiration date of such option as specified in the grant agreement or plan (as applicable) relating thereto and (B) to the extent not fully exercisable as of the Employment Termination Date, immediately become fully exercisable and thereafter remain exercisable until the expiration date of such option as specified in the grant agreement or plan (as applicable) relating thereto; provided, however, that any stock option granted on or after January 1, 2002 shall remain exercisable until the earlier of the expiration date of such option or the fifth anniversary of the Employment Termination Date.

                  (b) All forfeiture conditions applicable to the 10,000 restricted shares of Exelon Corporation common stock awarded to the Executive under the PECO Long Term Incentive Plan on September 26, 2000 shall lapse as of September 26, 2003. All forfeiture conditions which as of the Employment Termination Date are applicable to the 35,000 restricted shares of Exelon Corporation common stock awarded to the Executive under the Exelon Corporation Long Term Incentive Plan on January 1, 2002 shall lapse as of the Employment Termination Date with respect to 17,500 restricted shares, and the remaining 17,500 restricted shares shall be immediately forfeited.

                  (c) As of the Employment Termination Date, the Executive shall become fully vested in 13,384 shares of common stock of Exelon Corporation, representing grants of performance shares pursuant to Exelon Corporation's Long Term Performance Share Award Program.

                  7. Supplemental Executive Retirement Benefits. The Executive shall receive a retirement benefit under the PECO Energy Company Supplemental Pension Benefit Plan (the "SERP") determined in accordance with the terms of the SERP except that, in determining such benefit, the Executive shall be credited with an additional three years of service (for purposes of determining the amount, but not the timing of commencement, of his SERP benefit), will be treated as though he had attained age 58, and will be treated as though he received the severance benefits specified in Section 3 as regular salary and incentive pay over a three-year period ending on the third anniversary of the Employment Termination Date. The parties acknowledge that the Executive previously elected to defer payment of his SERP benefit pursuant to the Company's deferred compensation plan, and that such benefit shall be paid pursuant to the Executive's payment election under, and in accordance with the other terms and conditions of, such plan as provided in Section 8(c).

                  8. Employee and Other Benefits.

                  (a) Until the third anniversary of the Employment Termination Date, (i) the Executive (and his family) shall be eligible to participate in, and shall receive benefits under Exelon's welfare benefit plans (including





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

medical, dental, vision and hearing) in which the Executive (and his family) were participating immediately prior to the Employment Termination Date, and
(ii) the Executive shall be eligible to participate in the basic and executive life insurance programs in which he was a participant immediately prior to the Employment Termination, in each case on the same basis as if the Executive had remained actively employed until the end of such three-year period.

                  (b) On and after the third anniversary of the Employment Termination Date, (i) the Executive and his spouse shall be eligible for Post-Retirement Health Care Coverage (defined below) in accordance with the terms and conditions of the applicable plans under which Post-Retirement Health Care Coverage is provided. Such coverage shall not duplicate any benefits that may then be available to the Executive and his spouse under Section 8(a) and shall be secondary to any coverage provided by any other employer or Medicare. For purposes of this Section 8(b), "Post-Retirement Health Care Coverage" means the medical, dental and vision care coverage provided by the Company from time to time to its retired senior executives. After the third anniversary of the Employment Termination Date, the Company shall transfer to the Executive a fully-paid executive life insurance policy with a death benefit in an amount equal to one times the sum of the Executive's base salary and target annual incentive award as of the Employment Termination Date.

                  (c) Following the third anniversary of the Employment Termination Date, the Company shall pay to the Executive, in the time and manner specified in the terms of such plan and any elections by the Executive thereunder, his account balance in the Company's deferred compensation plan, subject to applicable earnings and losses on such account balance.

                  (d) The Executive shall be entitled to purchase from the leasing company any automobile leased by the Company for his use, subject to the terms and conditions of such lease, and shall be entitled to purchase the computer furnished by the Company for his use. The Executive shall be responsible for payment of expenses incurred on and after the Employment Termination Date with respect to the Company-owned cellular phone furnished for his use.

                  (e) If the Executive is entitled to any benefit that is vested and accrued on the Employment Termination Date under any employee benefit plan (excluding any severance benefit plan) of the Company or any of its subsidiaries and that is not expressly referred to in this Agreement, such benefit shall be provided to the Executive in accordance with the terms of such employee benefit plan.

                  (f) Notwithstanding Section 8(e) or anything else contained in this Agreement to the contrary, the Executive acknowledges and agrees that he is not and shall not be entitled to benefits under any severance or change in control plan, program, agreement or arrangement, including but not limited to the Exelon Corporation Key Management Severance Plan, as in effect from time to time (the "Key Management Severance Plan"), and his Exelon Corporation Change in Control Employment Agreement dated as of October 22, 2001 (the "Change in Control Agreement"), and that the benefits provided under this Agreement shall be the sole and exclusive benefits to which the Executive may become entitled upon his retirement and termination of employment. In the event that the Executive resigns his employment or is terminated for "cause" (as defined in the Key Management Severance Plan) prior to the Employment Termination Date, he shall not be entitled to any further compensation or benefits under this Agreement (other than the retiree welfare benefits described in Section 8(b)).





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In the event the Executive dies prior to executing the Waiver and Release attached hereto, neither he, his estate, nor any other person shall be entitled to any further compensation or benefits under this Agreement, unless and until the executor of the Executive's estate (and/or such other heirs or representatives as may be requested by the Company) executes and does not revoke such a Waiver and Release.

                  9. Restrictive Covenants. The Executive acknowledges and agrees that he is bound by, and subject to, the Restrictive Covenants contained in Article IX of his Change in Control Agreement, including the remedies stated in said Article IX (including Section 9.6 of the Change in Control Agreement, except that the reference in Section 9.6(d) of the Change in Control Agreement to "severance or benefits" under the Change in Control Agreement shall be deemed to be a reference to severance or benefits under this Agreement). The Executive shall comply with, and observe, those Restrictive Covenants including, without limitation, the confidential information, non-competition, non-solicitation and intellectual property provisions and related covenants contained, respectively, in Sections 9.1, 9.2, 9.3, 9.4 and 9.5 of the Change in Control Agreement, all of which are hereby incorporated by reference.

                  10. Excise Taxes. If it is determined by Exelon's independent auditors that any payment or benefit to the Executive pursuant to this Agreement is or will become subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax payable under any United States federal, state, local, foreign or other law ("Excise Taxes"), then Exelon shall, subject to any and all limitations described under Section 5.2 of the Change in Control Agreement, as well as any and all obligations of the Executive (including but not limited to notice and cooperation obligations) and rights and remedies of Exelon described in Sections 5.4 and 5.5 of the Change in Control Agreement, which limitations, obligations, rights and remedies are hereby incorporated by reference, pay or cause to be paid a tax gross-up payment ("Gross-Up Payment"), with respect to all such Excise Taxes and other taxes on the Gross-Up Payment. The amount of any such Gross-Up Payment shall be determined in accordance with subparagraphs (a) and (b) of Section 5.1 and, if applicable, Section 5.3, of the Change in Control Agreement.

                  11. Director and Officer Liability Insurance. For a period of six years after the Employment Termination Date, the Company shall provide to the Executive coverage under a directors' and officers' liability insurance policy in an amount no less than, and on terms no less favorable than, those provided to senior executive officers and directors of the Company.

                  12. Nondisparagement. The Executive shall not (a) make any written or oral statement that brings the Company or any of its affiliates or the employees, officers, directors or agents of the Company or any of its affiliates into disrepute, or tarnishes any of their images or reputations or
(b) publish, comment upon or disseminate any statements suggesting or accusing the Company or any of its affiliates or any employees, officers, directors or agents of the Company or any of its affiliates of any misconduct or unlawful behavior. The Company will use its best efforts to ensure that no officer, director or spokesperson of the Company shall (x) make or cause to be made any written or oral statement that brings the Executive into disrepute or tarnishes his image or reputation, or (y) publish, comment upon or disseminate any statements suggesting or accusing the Executive of any misconduct or unlawful behavior. The provisions of this Section 10 shall not apply to testimony as a witness, compliance with other legal obligations, assertion of or defense





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

against any claim of breach of this Agreement, or any activity that otherwise may be required by the lawful order of a court or agency of competent jurisdiction, and shall not require the Company or any subsidiary or affiliate thereof or the Executive to make false statements or disclosures.

                  13. Other Employment; Other Plans. The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any provision of this Agreement. The amounts payable hereunder shall not be reduced by any payments received by the Executive from any other employer; provided, however, that any continued welfare benefits provided for by Section 8(a) shall not duplicate any benefits that are provided to the Executive and his family by such other employer and shall be secondary to any coverage provided by such other employer. The provisions of this Section 13 will not limit the entitlement of the Executive to any other benefits available to the Executive under any benefit plan or practice, policy or program that is maintained by the Company or any Company Affiliate in which the Executive participates.

                  14. Cooperation by the Executive. For the period commencing on the Employment Termination Date and ending on the third anniversary of the Employment Termination Date, the Executive shall be reasonably available to Exelon and PECO and each of their respective subsidiaries and affiliates to respond to reasonable requests by them for information pertaining to or relating to Exelon, PECO and their respective subsidiaries and affiliates which may be within the knowledge of the Executive. The Executive will cooperate fully with Exelon and PECO in connection with any and all existing or future litigation brought by or against Exelon, the Company or any of their respective subsidiaries or affiliates, to the extent Exelon reasonably deems the Executive's cooperation necessary. Exelon shall reimburse the Executive for any reasonable out-of-pocket expenses incurred as a result of such cooperation and, following the third anniversary of the Employment Termination Date, shall compensate the Executive at the rate of $250 per documented hour for time spent on such cooperation. The Executive shall be fully responsible for any taxes payable as a result of the receipt of any such compensation.

                  15. Consent to Jurisdiction. The Executive agrees to submit himself, and the Company agrees to submit itself, to the jurisdiction of the courts of the State of Illinois in any action by the other to enforce an arbitration award or to obtain injunctive or other relief.

                  16. Arbitration. Except as provided in Section 9, any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement or the Waiver and Release, the breach of this Agreement or the Waiver and Release, or otherwise, shall be settled by arbitration in the State of Illinois, administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement or the Waiver and Release being so administered in accordance with its employee benefit rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this





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

arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

                  17. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Company and its successors and by the Executive, his spouse, his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                  18. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws.

                  19. Entire Agreement. This Agreement, the Waiver and Release, and the provisions of the agreements referenced herein, constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof, including but not limited to the provisions of the Change in Control Agreement other than Article IX thereof.

                  20. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

                  21. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                  22. Beneficiary. If the Executive dies prior to receiving all of the amounts payable hereunder but after executing the Waiver and Release, such amounts shall be paid, except as may be otherwise expressly provided herein or in the applicable plans, in a lump-sum payment to the beneficiary ("Beneficiary") designated with respect to this Agreement by the Executive in writing to the Company during his lifetime, which the Executive may change from time to time by new designation filed in like manner without the consent of any Beneficiary; or if no such Beneficiary is designated, to his estate.

                  23. Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or





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levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

                  24. Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

                  25. Communications. Nothing in this Agreement, including Sections 9 and 12, shall be construed to prohibit the parties from communicating with, including testifying in any administrative proceeding before, the Nuclear Regulatory Commission, the United States Department of Labor, the Securities Exchange Commission or from otherwise addressing issues related to nuclear safety with any party or taking any other action protected under Section 211 of the Energy Reorganization Act and no such communication or action shall constitute a breach of Section 12 or any other provision of this Agreement; provided, however, that if the Executive is entitled under Section 211 of the Energy Reorganization Act to pursue a claim, complaint or charge seeking damages, costs or fees, the Executive agrees that the consideration provided to the Executive pursuant to this Agreement shall be fully inclusive of all such damages, costs and fees that could have been awarded to the Executive, that such consideration is being paid in full and that the Executive under no circumstances shall be entitled to compensation of any kind from the Company or any of the other Company Released Parties not expressly provided for pursuant to this Agreement.

                  26. Sections. Except where otherwise indicated by the context, any reference to a "Section" shall be to a Section of this Agreement.















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                  IN WITNESS WHEREOF, Exelon and PECO have caused this Agreement to be executed by their duly authorized officers and the Executive has executed this Agreement as of the day and year first above written.

                                        EXELON CORPORATION


                                        By:_________________________________

                                        Title:_______________________________




                                        PECO ENERGY COMPANY


                                        By:_________________________________

                                        Title:_______________________________





                                        ___________________________________
                                                   KENNETH G. LAWRENCE







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                                                                       EXHIBIT I

                               WAIVER AND RELEASE

                                      UNDER

                       RETIREMENT AND SEPARATION AGREEMENT



                  In consideration for the Executive's receiving benefits and severance pay under the Section 3 of the Retirement and Separation Agreement by and between Exelon Corporation, PECO Energy Company (collectively, the "Company") and Kenneth G. Lawrence (the "Executive") dated as of May 11, 2003, (the "Retirement and Separation Agreement"), and in consideration of the representations, covenants, and mutual promises set forth therein, the Executive hereby agrees as follows:

         1. Release. Except with respect to the Company's obligations under the Retirement and Separation Agreement, the Executive, on behalf of himself and his heirs, executors, assigns, agents, legal representatives and personal representatives, hereby releases, acquits and forever discharges the Company, its agents, subsidiaries, affiliates, and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, foreseen or unforeseen, disclosed and undisclosed, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day of execution of this Waiver and Release, including but not limited to any and all such claims and demands directly or indirectly arising out of or in any way connected with the Executive's employment or other service with the Company, or any of its Subsidiaries or affiliates; the Executive's termination of employment and other service with the Company or any of its subsidiaries or affiliates; claims or demands related to salary, bonuses, commissions, stock, stock options, restricted stock or any other ownership interests in the Company or any of its subsidiaries and affiliates, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance, change in control or other separation benefits, or any other form of compensation or equity; and claims pursuant to any federal, state, local law, statute, ordinance, common law or other cause of action including but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans with Disabilities Act of 1990; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; harassment; emotional distress; or breach of the covenant of good faith and fair dealing. This Waiver and Release does not apply to the payment of any benefits to which the Executive may be entitled under a Company-sponsored tax qualified retirement or savings plan.

         2. No Inducement. The Executive agrees that no promise or inducement to enter into this Waiver or Release has been offered or made except as set forth in this Waiver and Release and the Retirement and Separation Agreement, that the Executive is entering into this Waiver and Release without any threat or coercion and without reliance on any statement or representation made on behalf





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

of the Company or any of its subsidiaries or affiliates, or by any person employed by or representing the Company or any of its subsidiaries or affiliates, except for the written provisions and promises contained in this Waiver and Release and the Retirement and Separation Agreement.

         3. Advice of Counsel; Time to Consider; Revocation. The Executive acknowledges the following:

                  (a) The Executive has read this Waiver and Release, and understands its legal and binding effect, including that by signing and not revoking this Waiver and Release the Executive waives and releases any and all claims under the Age Discrimination in Employment Act of 1967, as amended, including but not limited to the Older Workers Benefits Protection Act. The Executive is acting voluntarily and of the Executive's own free will in executing this Waiver and Release.

                  (b) The Executive has been advised to seek and has had the opportunity to seek legal counsel in connection with this Waiver and Release.

                  (c) The Executive was given at least twenty-one (21) days to consider the terms of this Waiver and Release before signing it.

         The Executive understands that, if the Executive signs the Waiver and Release, the Executive may revoke it within seven (7) days after signing it. The Executive understands that this Waiver and Release will not be effective until after the seven-day period has expired and no consideration will be due the Executive.

         4. Severability. If all or any part of this Waiver and Release is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Waiver and Release. Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.

         5. Amendment. This Waiver and Release shall not be altered, amended, or modified except by written instrument executed by the Company and the Executive. A waiver of any portion of this Waiver and Release shall not be deemed a waiver of any other portion of this Waiver and Release.

         6. Headings. The headings of this Waiver and Release are not part of the provisions hereof and shall not have any force or effect.

         7. Applicable Law. The provisions of this Waiver and Release shall be interpreted and construed in accordance with the laws of the State of Illinois without regard to its choice of law principles.




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                  IN WITNESS WHEREOF, the Executive has executed this Waiver and
Release as of the date specified below.

                                          KENNETH G. LAWRENCE



                                          _______________________________

                                          DATE:  ________________________





































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